EXHIBIT (n)
                                Auditors' Consent


                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-76359 of Ameritas Life Insurance Corp. Separate Account LLVL of our reports dated February 14, 2003, on the financial statements of Ameritas Life Insurance Corp. and the financial statements of the subaccounts of Ameritas Life Insurance Corp. Separate Account LLVL, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Lincoln, Nebraska
April 17, 2003